Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated November 13, 2026

Market Linked Securities – Auto-Callable with Leveraged Upside Participation and Contingent Absolute Return and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of Micron Technology, Inc. due November 21, 2029
Term Sheet to Preliminary Pricing Supplement dated November 13, 2026

Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC. and Wells Fargo Securities, LLC
Market Measures:	The common stock of Advanced Micro Devices, Inc. and the common stock of Micron Technology, Inc. (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”).
Pricing Date*:	November 16, 2026
Issue Date*:	November 19, 2026
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:
If the stock closing price of the lowest performing Underlying Stock on the call date is greater than or equal to its call threshold price, the securities will be automatically called and, on the call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium.

Call Date*	November 19, 2027, subject to postponement
Call Settlement Date	Three business days after the call date, subject to postponement
Call Premium	At least 40.00% of the face amount, or at least $400.00 per $1,000 face amount of the securities (to be determined on the pricing date)
Maturity Payment Amount (per security):
If the securities are not automatically called, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to:
•    if the ending price of the lowest performing Underlying Stock on the final calculation day is greater than its starting price:
$1,000 + ($1,000 × underlying stock return of the lowest performing Underlying Stock on the final calculation day × upside participation rate);
•    if the ending price of the lowest performing Underlying Stock on the final calculation day is less than or equal to its starting price and greater than or equal to its downside threshold price:
$1,000 + ($1,000 × absolute value return of the lowest performing Underlying Stock); or
•    if the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold price:
$1,000 + ($1,000 × underlying stock return of the lowest performing Underlying Stock on the final calculation day)

Upside Participation Rate	150.00%
Final Calculation Day*	November 16, 2029
Stated Maturity Date*:	November 21, 2029
Starting Price:	For each Underlying Stock, its stock closing price on the pricing date
Ending Price:	For each Underlying Stock, its stock closing price on the final calculation day
Call Threshold Price:	For each Underlying Stock, 70.00% of its starting price
Downside Threshold Price:	For each Underlying Stock, 70.00% of its starting price
Lowest Performing Underlying Stock:	For any calculation day, the “lowest performing Underlying Stock” will be the Underlying Stock with the lowest underlying stock return on that day.
Underlying Stock Return
The percentage change of an Underlying Stock from its starting price to its stock closing price on the call date or on the final calculation day, as applicable, measured as follows:
(stock closing price – starting price) / starting price

Absolute Value Return	With respect to each Underlying Stock, the absolute value of its underlying stock return. For example, a -5% underlying stock return will result in a +5% absolute value return.
*	Subject to change.
Summary of Terms (continued)
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115NRP1 / US89115NRP14
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
**
In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***
*** Assumes the call premium is equal to the minimum call premium specified herein.
If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of any Underlying Stock, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of any Underlying Stock at the upside participation rate.
If the securities are not automatically called and the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold price, you will not receive the absolute value return and, instead, you will have full downside exposure to the decrease in the price of the lowest performing Underlying Stock on the final calculation day from its starting price and will lose more than 30.00%, and possibly all, of the face amount of your securities at maturity.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $905.00 and $940.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036126043596/ef20085412_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-9 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” in the product supplement and “Risk Factors” in the prospectus. Please review those risk disclosures carefully.
•
If The Securities Are Not Automatically Called And The Ending Price Of The Lowest Performing Underlying Stock On The Final Calculation Day Is Less Than Its Downside Threshold Price, You Will Lose More Than 30.00% And Possibly All Of The Face Amount Of Your Securities At Stated Maturity.

•	If The Securities Are Automatically Called, Your Return Will Be Limited To The Call Premium.
•	The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If Another Underlying Stock Performs Favorably.
•
Your Potential For A Positive Return From Any Decrease Of The Price Of The Lowest Performing Underlying Stock Is Limited And The Return On The Securities May Change Significantly Despite Only A Small Difference In The Degree Of Change In The Ending Price Of The Lowest Performing Underlying Stock Relative To Its Starting Price.

•
Your Return On The Securities Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On The Call Date And, If The Securities Are Not Automatically Called, The Final Calculation Day, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Underlying Stock.

•	No Periodic Interest Will Be Paid On The Securities.
•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.
•	You Will Be Subject To Reinvestment Risk.
•	The Call Settlement Date Or The Stated Maturity Date May Be Postponed If The Call Date Or The Final Calculation Day Is Postponed.
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Price Of Any Underlying Stocks Change, The Market Value Of Your Securities May Not Change In The Same Manner.
•
Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlying Stocks And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stocks.
•	Historical Prices Of The Underlying Stocks Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stocks During The Term Of The Securities.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-Dilution Protection.
•	The Underlying Stocks Are Concentrated In One Sector.
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.